Exhibit 99.1

Contact:

Adolor Corporation	GlaxoSmithKline
Lizanne Wentz
Corporate Communications	UK Media
(484) 595-1500	Gwenan White	44 20 8047 5502
US Media
Sam Brown Inc. (Media)	Jeff McLaughlin	(919) 483 2839
Mike Beyer	Mary Anne Rhyne	(919) 483 2839
(773) 463-4211	UK Investor Relations
	David Mawdsley	44 20 8047 5564
	Sally Ferguson	44 20 8047 5543
	Gary Davies	44 20 8047 5503
US Investor Relations
	Frank Murdolo	(215) 751 7002
	Tom Curry	(215) 751 5419

ADOLOR AND GLAXOSMITHKLINE ANNOUNCE FDA APPROVAL OF ENTEREG®

(ALVIMOPAN) FOR THE MANAGEMENT OF POSTOPERATIVE ILEUS (POI)

-First FDA Approved Therapy for POI-

Exton and Philadelphia, PA – May 20, 2008 – Adolor Corporation (Nasdaq: ADLR) and GlaxoSmithKline (NYSE: GSK) announced today that the U.S. Food and Drug Administration has approved Entereg® (alvimopan) capsules to help patients regain gastrointestinal (GI) function earlier following bowel resection surgery. Postoperative ileus (POI) is a condition that affects almost all patients undergoing this type of surgery and can cause significant discomfort in addition to prolonging hospital stays for patients. Entereg is indicated to accelerate upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis. Entereg will be available for short-term use in hospitals registered under the Entereg Access Support and Education (E.A.S.E.™) program.

“The approval of Entereg in POI represents a major milestone for Adolor, and is the culmination of a substantial collaborative effort among Adolor, GlaxoSmithKline, and our clinical investigators,” said Michael R. Dougherty, president and chief executive officer of Adolor Corporation. “Entereg is the first and only product that has demonstrated the ability to address this serious condition, which has negative consequences for patients, and imposes considerable expense on the healthcare system.”

“We are proud to join Adolor in offering bowel resection patients and surgical teams the only therapy proven to consistently accelerate GI recovery in patients and time to hospital discharge order written,” said Anne Whitaker, vice president of GlaxoSmithKline’s recently formed Critical and Supportive Care Business Unit. “Entereg is an important new product for GSK to offer our longstanding hospital customers.”

Entereg is a peripherally acting mu-opioid receptor (PAM-OR) antagonist. The benefits of Entereg were demonstrated in five clinical studies in which all of the more than 2,500 bowel resection patients enrolled (including those in the placebo group) were placed on an accelerated postoperative care pathway, which included nasogastric tube removal before the first postoperative dose, early ambulation and early feeding. The endpoint of these studies was time to achieve recovery of both upper and lower GI function, reported as GI2 data in the package insert, representing resolution of POI. Entereg accelerated the time to recovery of GI function and reduced the time to hospital discharge order written as compared to placebo. Entereg did not reverse opioid analgesia in these patients.

“Delayed recovery of GI function, often called postoperative ileus, is one of the principal causes of patient discomfort and extended hospital stay following bowel resection surgery,” said Dr. Anthony Senagore, vice president research, Spectrum Health and Professor of Surgery, Michigan State University in Grand Rapids. “Entereg is a welcome and much needed addition to peri-operative care because it allows us to manage POI without compromising analgesia. With this medication, we have an opportunity to help bowel resection patients recover their GI function more quickly and get them discharged earlier. Since many of these patients are undergoing resections for colorectal cancer or other serious conditions, earlier return to normal feeding and GI function is a positive result for these patients.”

POI is thought to be caused in part by the interaction of opioid pain relievers with mu-opioid receptors in the GI tract inhibiting bowel function and motility. It is associated with abdominal distension and bloating, persistent abdominal pain, nausea and vomiting, variable reduction of bowel sounds, delayed passage of or an inability to pass flatus (gas) or stool, and an inability to tolerate oral intake or progress to a solid diet.

Opioid analgesics, such as morphine, are widely used for the treatment of postoperative pain. Entereg works by binding to mu-opioid receptors in the gut, thereby selectively inhibiting the negative effects of opioid medications on GI function and motility.

Entereg is for hospital use only. The recommended adult dose of Entereg is a single 12 mg capsule administered orally 30 minutes to five hours prior to surgery followed by a 12 mg capsule twice daily beginning the day after surgery for a maximum of seven days or until discharge, not to exceed 15 doses (see Important Safety Information below).

The FDA lifted the clinical hold on the Entereg capsule investigational new drug application (IND) for POI. The companies plan to commence a study in patients undergoing radical cystectomy, another population in which POI is a significant burden, as part of a postmarketing commitment.

E.A.S.E.™ Program for Hospital Registration

The FDA has approved Entereg with a Risk Evaluation and Mitigation Strategy (REMS). As part of the REMS, Adolor has developed the Entereg Access Support and Education (E.A.S.E.) program. Under the E.A.S.E. program, Entereg will be made available only to hospitals that complete a registration process. The E.A.S.E. program is designed to maintain the benefits associated with short-term use in the bowel resection population and prevent long-term, outpatient use.

Important Safety Information About Entereg

The Entereg full prescribing information has a boxed warning that states Entereg is available only for short-term (15 doses) use in hospitalized patients. Only hospitals that have registered in and met all requirements of the Entereg Access Support & Education (E.A.S.E.) program may use Entereg.

Entereg is contraindicated in patients who have taken therapeutic doses of opioids for more than 7 consecutive days immediately prior to taking Entereg.

There were more reports of myocardial infarctions in patients treated with alvimopan 0.5 mg twice daily compared with placebo-treated patients in a 12-month study of patients being treated with opioids for chronic pain. This imbalance has not been observed in studies in patients undergoing bowel resection surgery who have received alvimopan 12 mg twice daily for up to 7 days. A causal relationship with alvimopan has not been established.

Overall, the incidence of adverse events in short-term surgical clinical trials was similar between patients receiving either Entereg or placebo. In clinical studies, the most common adverse reactions in patients receiving Entereg following bowel resection were anemia, dyspepsia, hypokalemia, back pain, and urinary retention.

For more information about Entereg, including full prescribing information, visit www.entereg.com.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

About GlaxoSmithKline

GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies and is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit GlaxoSmithKline on the World Wide Web at www.gsk.com.

Adolor Forward-Looking Statements

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Entereg may not be a commercial success; the uncertainty of market acceptance of Entereg, including acceptance by hospitals, physicians, payors or the medical community; the risk that the Risk Evaluation and Mitigation Strategy or REMS, including the registration of hospitals could materially adversely affect the commercial prospects for ENTEREG or negatively impact the uptake of Entereg, the risks associated with government regulations relating to marketing and selling pharmaceutical products; the risk of product liability claims; the risks of reliance on third party manufacturers; the risk of competitive products; the risk that the alvimopan Investigational New Drug Application (IND) for OBD remain on clinical hold indefinitely; the risk that Entereg may not be approved in OBD or any indication other than the FDA approved indication in bowel resection surgery; the risk that filing targets for regulatory submissions are not met; the risk that the results of other clinical trials of Adolor’s drug products and drug product candidates, including ENTEREG, are not positive or do not support safety or efficacy; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the changing regulatory environment; risks associated with intellectual property protection for Adolor’s products and third party intellectual property; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of ENTEREG; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

GSK Cautionary statement regarding forward-looking statements

Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this Announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the `Business Review’ in the company’s Annual Report on Form 20-F for 2007.

This press release is available on the website http://www.adolor.com.

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